Exhibit 5.1
BOSTON CONNECTICUT FLORIDA NEW JERSEY NEW YORK WASHINGTON, DC

March 16, 2021

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Re:	Eastman Kodak Company Registration Statement on Form S-3

We have acted as counsel to Eastman Kodak Company, a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s 44,490,032 shares of common stock, par value of $0.01 per share (“Common Stock”) of the Company (the “Selling Shareholders’ Common Stock”) to be offered and sold by the selling shareholders named in the Registration Statement (collectively, the “Selling Shareholders”), of which 17,472,704 shares are issued and outstanding as of the date hereof. Selling Shareholders’ Common Stock may be offered and sold by the Selling Shareholders from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Act.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

In connection with this opinion letter, we have examined, and relied without investigation as to matters of fact upon, originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto, the Second Amended Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), and the Fourth Amended and Restated By-Laws of the Company, each as currently in effect, relevant resolutions of the Board of Directors of the Company or committees thereof and such corporate records, documents, agreements, instruments and certificates, statements and results of inquiries of public officials of the State of New Jersey and of officers of the Company as we have deemed

Eastman Kodak Company

March 16, 2021

necessary or appropriate to enable us to render the opinions expressed herein. In all such examinations, we have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such documents that were not submitted to us as originals. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures.

The opinions expressed herein are limited in all respects to the New Jersey Business Corporation Act, as in effect on the date hereof, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. With respect to the shares of the Selling Shareholders’ Common Stock that are outstanding as of the date hereof, such shares of Selling Shareholders’ Common Stock are duly authorized, validly issued, fully paid and nonassessable.

2. With respect to the shares of the Selling Shareholders’ Common Stock that are issuable upon conversion of (a) the 4.0% Series B Convertible Preferred Stock, no par value per share, of the Company (the “Series B Preferred Stock”), (b) the 5.0% Series C Convertible Preferred Stock, no par value per share, of the Company (the “Series C Preferred Stock”), and (c) the 5.0% unsecured convertible promissory notes due May 28, 2026, issued February 26, 2021 by the Company in favor of Kennedy Lewis Capital Partners Master Fund LP and Kennedy Lewis Capital Partners Master Fund II LP (the “2026 Notes”), upon payment by the applicable Selling Shareholders of the applicable conversion price of such shares of Selling Shareholders’ Common Stock pursuant to, and in accordance with the terms and conditions of, the Certificate of Amendment to the Certificate of Incorporation setting forth the terms of the Series B Preferred Stock, the Certificate of Amendment to the Certificate of Incorporation setting forth the terms of the Series C Preferred Stock or the 2026 Notes, as applicable, assuming that a sufficient number of shares have been set aside from the Company’s authorized shares of Common Stock for the purpose of such conversion, such shares of the Selling Shareholders’ Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

Eastman Kodak Company

March 16, 2021

In connection with the opinions expressed above, we have assumed that, at the time of the delivery of any such share of the Selling Shareholders’ Common Stock, (i) the Registration Statement shall have become effective and such effectiveness shall not have been terminated, suspended or rescinded; (ii) there shall not have occurred any change in law affecting the validity or enforceability of such share of the Selling Shareholders’ Common Stock; and (iii) with respect to any such share issued subsequent to the date hereof, the Company shall remain in good standing under the laws of the State of New Jersey.

The Company has informed us that the Selling Shareholders intend to offer and sell shares of the Selling Shareholders’ Common Stock from time to time on a delayed or continuous basis, and this opinion is limited to laws, rules and regulations in effect on the date hereof. We understand that, prior to the sale of any shares of Selling Shareholders’ Common Stock after the date hereof, the Company will provide us with an opportunity to review the operative documents pursuant to which such shares are to be offered and sold (including the applicable prospectus supplement) and will file such supplement or amendment to this opinion letter (if any) as we may reasonably consider necessary or appropriate.

This opinion letter is to be used only in connection with the Registration Statement and the offer and sale of the Selling Shareholders’ Common Stock by the Selling Shareholders as described herein and may not be used, quoted or relied upon for any other purpose without our prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DAY PITNEY LLP

SWG